Exhibit 23(b)

CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Harris Corporation Retirement Plan of our reports (a) dated August 26, 2013, with respect to the consolidated financial statements and schedule of Harris Corporation, and the effectiveness of internal control over financial reporting of Harris Corporation, included in its Annual Report (Form 10-K) for the fiscal year ended June 28, 2013, and (b) dated June 26, 2013, with respect to the financial statements and schedule of the Harris Corporation Retirement Plan included in the Plan’s Annual Report (Form 11-K) for the fiscal year ended December 31, 2012, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Orlando, Florida

December 9, 2013